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                                  EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

PARTIES:

           EMPLOYER: TANNING TECHNOLOGY CORPORATION
                        ("Tanning" or "Employer")

           and

           EMPLOYEE: STEPHEN W. MAHONEY
                        ("Employee")

AGREEMENT:

Employer agrees to hire Employee and Employee accepts employment on the terms and conditions set forth below, which are acknowledged by the parties to be good and sufficient consideration for this Agreement.

POSITION/COMPENSATION/BENEFITS. Employee's position, compensation and benefits are specified in the attached Employee Term Sheet.

DUTIES/BEST EFFORTS. Employee agrees to devote Employee's full professional time and attention to the business of Employer and those duties and obligations entrusted to Employee and/or as specified by Employee's supervisor or superiors from time to time. Employee shall at all times perform Employee's duties faithfully, industriously and to the best of Employee's ability, experience and talent.

CONFIDENTIALITY, NON-DISCLOSURE AND PROPRIETARY RIGHTS.

Employee understands and agrees that the following classes of information (collectively "Confidential Information"), whether or not in writing and whether or not formally marked, are and shall remain the exclusive and confidential property of the Employer:

            o data, software, processes, client contacts, client/customer lists, service techniques, market development and expansion plans, personnel training and development methods, internal business organization and methods, "Inventions" (as defined below), and other technical, business and financial information which gives Employer a competitive advantage in its business

            o information and data provided to Employer from time to time by third parties on the understanding and condition that such data and information will be kept confidential and will not be disclosed to any entity or person not authorized by such third party

            o ideas, processes, software, information, data, or other items that may be developed by Employee from time to time as work product of the employment relationship

            Any information which (a) is or becomes generally known to the public other than as a result of the breach by the Employee of his obligations hereunder, (b) information of a type generally not considered confidential by persons engaged in the same business or a similar business to that conducted by the Employer, (3) material known by the recipients through disclosure by a third party who has or had a bona fide right to make such disclosure, (4) material that the Employee is required to disclose in the performance by the Employee of his duties and responsibilities hereunder, which disclosure is reasonably necessary or appropriate, or (5) upon prior notice to the Employer, material that the Employee is required to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by laws or the rules, regulations or orders of any applicable regulatory body, will not be deemed Confidential information.

Throughout the time Employee is employed by Employer (the "Period of Employment"), and thereafter, Employee
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will not use or knowingly disclose Confidential Information, and will take all reasonable precautions to prevent any person or entity access to any of the Confidential Information, other than as required in the performance of Employee's duties with Employer. In order to satisfy the needs of Employer's clients and customers, Employee will sign any confidentiality agreement reasonably requested by such third parties and/or Employer. Employee understands that he/she is not permitted to use the Confidential Information for his/her own purposes or benefit.

Except in the performance of Employee's duties to Employer, Employee shall not duplicate in any way or remove from the work premises any property of Employer or its business associates, including but not limited to any Confidential Information. At the end of the Employee's Period of Employment, Employee will deliver to Employer all such property, including all copies of materials embodying Confidential Information, and including, without limitation, files contained on paper, electronic, optical or other media.

Employee hereby agrees to assign, and does hereby assign, all of Employee's right, title and interest in or to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, software, works of authorship, innovations and improvements (collectively "Inventions") conceived or made by Employee during Employee's Period of Employment, whether alone or in concert with others, whether patentable or subject to potential copyrights or not, except those that the Employee developed or develops entirely on Employee's own time without using the equipment, supplies, facilities, or Confidential Information of the Employer, and provided that such Inventions are unrelated to the business of the Employer. Employee agrees to promptly inform and disclose all Inventions to the Employer in writing, and with respect to those Inventions that Employee is required to assign to the Employer hereunder, to provide all assistance reasonably requested by the Employer in the preservation of its interests in the Inventions (such as by making applications, executing documents, testifying, etc.), such assistance to be provided at the Employer's expense but without additional compensation to the Employee. Employee agrees that all such Inventions are Confidential Information and are the sole and absolute property of Employer.

Employee agrees that any work or Invention prepared by the Employee during Employee's Period of Employment which is subject to assignment under paragraph
(d) above, and which is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a "work made for hire" and the sole and absolute property of Employer. In the event that any such work is deemed not to be a "work made for hire", Employee hereby assigns all right, title and interest in and to the copyright in such work to the Employer, and agrees to provide all assistance reasonably requested in the establishment, preservation and enforcement of the Employer's copyright in such work, such assistance to be provided at the Employer's expense but without any additional compensation to Employee.

In the event that the Employer is unable, as a result of inability to find the Employee after a reasonably diligent effort, as a result of the death or incapacity of the Employee, or as a result of the unjustifiable refusal of the Employee, to secure the Employee's signature on any documents, applications, or letters patent, copyright or other analogous protection relating to Inventions or other proprietary rights, the Employee hereby irrevocably designates and appoints Employer, by its duly authorized officers and agents as the Employee's agent and attorney-in-fact, to act for and on the Employee's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, or other analogous protection thereon with the same legal force and effect as if executed by the Employee.

NON-COMPETITION COVENANT AND AGREEMENT. Employee holds an executive position with Employer in which Employee manages portions of the business operations of Employer and supervises or oversees other employees. Employee is considered a key employee of Employer whose efforts are integral to Employer's business and for which Employee receives commensurately high compensation and benefits. Employer has invested and/or will invest considerable time and money in the development and enhancement of Employee's education, training and skills and the knowledge of Employer's unique business, which business is worldwide in scope and market. This enhanced skill and knowledge is a substantial asset of Employer and will be the principal reason that Employer continues the employment relationship and continues to compensate Employee for Employee's work. In addition, Employee has or will become aware of the Confidential Information including the Trade Secrets, trade practices, and customer lists/names of Employer, which Confidential Information in the hands of a competitor or potential competitor would cause substantial loss and damage to Employer and/or its customers and clients. Finally, Employee will have close customer contact, which would enable Employee to divert customer trade. Employee acknowledges that Employee's employment creates a relationship of confidence and trust between Employer and
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Employee with respect to the Confidential Information of Employer, its affiliates, customers and clients. Employee also acknowledges the highly competitive nature of Employer's business. In consideration of the above matters, Employee agrees and acknowledges that it is reasonable, necessary and appropriate in order to protect the immediate interests of and avoid substantial injury to Employer for Employee to accept restrictions on Employee's right to work or be employed in a fashion which will compete with Employer's business and type of business. Therefore, Employee covenants, agrees to, and accepts the following restrictions:

            a. Employee will not, alone or in concert or cooperation with any other person or entity, as owner, manager, principal, employee, investor, shareholder, consultant, or any other type of operator or advisor, directly or indirectly, engage in the business of, develop, seek to develop, market, produce or provide any commercial product or service in the nature of those provided by, or under development by Employer or any of its affiliates during the Period of Employment and with which the Employee was directly involved during the Period of Employment. This non-competition obligation shall apply to North America, Europe, and any other country where Employer or any of its subsidiaries or affiliates are actively engaged in or pursuing business during the Employee's Period of Employment. This paragraph (a) shall not prohibit the ownership by Employee of less than 5% of any publicly traded corporation, provided that Employee is not otherwise engaged with such corporation in any of the activities prohibited by this paragraph 4. The restriction set forth in this paragraph
                  (a) shall be in effect during the Period of Employment and for six months after the termination of employment for any reason; provided, however, that if such employment is terminated by Employer without Cause during the first six months of employment, this restriction will be in effect during the Period of Employment, and thereafter for a number of days equal to the length of employment.

            b. Employee will not, during the Period of Employment, and for one year after the termination of employment for any reason, directly or indirectly, (1) hire an employee, consultant, agent or representative of Employer or its affiliates, successors or assigns or solicit the employment or services of any person who is employed by Employer or its successors or assigns, or any former employee of the Employer whose employment has been terminated for less than six (6) months; or (2) solicit, directly or indirectly, the business of, or business competitive with the Employer's then current business with, any customer or client of the Employer. The above shall not prohibit the Employee from using the services of any such person in a way that clearly does not compete with the business of Employer.

            c.    The time periods of the restrictions set forth in paragraphs
                  (a) and (b) above shall be extended for any period of time that Employee is found to be in material violation of any provision of this paragraph 4.

      If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this paragraph 4 is unenforceable, it is the intention of the parties that this paragraph 4 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this paragraph 4 in the jurisdiction of the court that has made the adjudication.

AFFILIATED ENTITIES. Employee understands that Employer's business may be carried out by or in conjunction with affiliated companies or subsidiaries. Employee agrees that Employee's obligations of confidentiality and non-competition shall apply equally to the Confidential Information, business and employees of Employers' subsidiaries and affiliates. For such purposes, any reference to Employer or Tanning in this Agreement shall also be deemed to be a reference to its subsidiaries and affiliates.

REMEDIES FOR BREACH OF NON-DISCLOSURE/NON-COMPETE PROVISIONS. Employee acknowledges and agrees that the provisions of this Agreement are essential to the Employer and are reasonable and necessary to protect the legitimate interests of the Employer and its affiliates and that the damages sustained by the Employer or its affiliates as a result of a material breach of the agreements contained herein will subject the Employer or its affiliates to immediate, irreparable harm and damage, the amount of which, although substantial, cannot be reasonably ascertained, and that recovery of damages at law will not be an adequate remedy. Employee therefore agrees that the Employer and its affiliates, in addition to any other remedy they may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any material breach of any provision of this Agreement. In the event suit or action is instituted to enforce this Agreement or any of the terms and conditions
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hereof, including, but not limited to, suit for a temporary restraining order or preliminary or permanent injunction, the prevailing party shall be entitled to costs and reasonable attorneys' fees. Employee waives any right to the posting of a bond in the event of an issuance of a temporary restraining order, preliminary injunction or permanent injunction upon the issuance of such an order by a court of competent jurisdiction.

EMPLOYEE NOTIFICATION REQUIREMENT. During the Period of Employment, and thereafter during any subsequent period of time that the Employee is reasonably likely to be subject to a continuing obligation under the terms of this Agreement, the Employee will notify the Employer of any change of address, and the Employee will identify and notify the Employer of each and any new job or other business activity in which the Employee plans to engage, together with the name and address of the new employer and a reasonably detailed description of the nature of the Employee's new position with such new employer sufficient for Employer to be able to enforce its rights under this Agreement.

FORMER EMPLOYMENT OR WORK. Employee represents, acknowledges and agrees that Employee has not brought, and will not bring with Employee, or use in the performance of Employee's duties for the Employer, any materials or documents of any former employer, client, person, or entity of any type, which are not generally available to the public, unless the Employee has obtained written authorization for the possession and use of such materials or documents and provided such authorization to Employer. Employee also understands and agrees, that in Employee's employment with the Employer, Employee shall not breach any obligation of confidentiality or legal duty that Employee has to any former employer or client and agrees that Employee will fulfill any and all such obligations during Employee's Period of Employment. Employee agrees to indemnify and hold Employer harmless with respect to any breach of this provision pursuant to the terms of paragraph 10 below.

ASSIGNMENT. This Agreement, and the duties, obligations and benefits hereunder shall bind and benefit the parties hereto, and to the extent necessary to carry out its intentions, the legal and personal representatives of the parties. This Agreement may not be assigned without the written permission of the parties, except that the Employer may assign this Agreement to any successor of the Employer by reason of reorganization, merger, consolidation, or the partial or complete sale of the Employer's business and/or assets.

INDEMNIFICATION AND REMEDY. Each party agrees to indemnify and hold harmless the other against any and all damages, claims, losses or expenses, including reasonable attorney's fees, arising from or relating to any breach of this Agreement. The Employer shall provide the Employee the indemnification set forth in Section 6 of its Amended and Restated Bylaws (attached hereto as Exhibit A).

ENTIRE AGREEMENT AND AMENDMENT. This Agreement, including the attached Employee Term Sheet which is incorporated by this reference, constitutes the entire agreement between the Employer and Employee, and any verbal or written communication between the parties prior to the adoption of this Agreement, including any offer letter from Employer to Employee, shall be deemed merged herein and of no further force and effect. Notwithstanding the foregoing, however, Employee shall continue to be liable for the veracity of any representations concerning Employee made in connection with his or her job application to Employer. This Agreement supersedes any conflicting policies relating to Tanning employees. Except as provided in the attached Employee Term Sheet, this Agreement may only be altered or amended by a writing signed by the Employee and an authorized officer of the Employer and no officer, employee, agent or representative of Tanning has the authority to orally modify any term of this Agreement including, without limitation, the at-will nature of Employee's employment.

WAIVER. Neither the delay nor failure by the Employer or Employee to enforce any provision or exercise any right under this Agreement, nor partial or single enforcement or exercise of any such provision or right, shall constitute a waiver of that or any other provision or right.

GOVERNING LAW AND VENUE. This Agreement is entered into in Denver, Colorado, and as such it shall be interpreted and enforced under the laws of the State of Colorado applicable to contracts made to be performed entirely within Colorado. Except as necessary to enforce Employer's rights pursuant to paragraphs 3 through 6 above, to the extent that any action is brought in a court of law in connection with this Agreement, the exclusive venue for such action shall be a court of appropriate jurisdiction, including the Federal courts, located in the City and County of Denver, Colorado.
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INTERPRETATION. In the event that any one or more provision in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such provision had never been contained herein. If any provision in this Agreement shall be held to be excessively broad as to duration, activity or subject in any jurisdiction, it shall be construed by limiting and reducing the provision which is deemed excessively broad. A limitation or reduction in the application of any provision in one jurisdiction shall not affect the application of the same provision in any other jurisdiction.

NOTICES. Any notice required or permitted by this Agreement shall be effective when received, and shall be sufficient if in writing and personally delivered (including by express courier) or sent by certified mail with return receipt to the address set forth at the end of this Agreement or at such other address as may by notice be specified by one party to the other.

SURVIVAL. The provisions of this Agreement which by their nature are intended to survive, including without limitation the confidentiality, non-disclosure, non-competition, non-solicitation and indemnification provisions, shall survive the termination of this Agreement.

ARBITRATION. Except with respect to an action by Employer to seek to enforce its legal or equitable rights pursuant to paragraphs 4 through 7 above, and after the exhaustion of all applicable administrative remedies, any controversy or claim arising out of or related to this Agreement shall be resolved by arbitration in Colorado under the Commercial Rules of the American Arbitration Association in effect at the time such controversy or claim arises (the "Rules") by one arbitrator appointed by the American Arbitration Association in accordance with its Rules, except that the parties specifically authorize the Arbitrator to set a schedule for, accept the submission of and dispositively rule on any or all of the issues raised in motion(s) and supporting briefs for summary judgment prior to conducting any such arbitration. The arbitrator shall apportion the costs of arbitration. The award of the arbitrator shall be in writing, shall be final and binding upon the parties, shall not be appealed from or contested in any court and may, in appropriate circumstances, include injunctive relief. Should any party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the Rules, then the arbitrator may nevertheless render a decision in the absence of that party, and such decision shall have the same force and effect as if the absent party had been present, whether or not it shall be adverse to the interests of that party. Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction, and the party against whom enforcement is sought shall bear the expenses, including attorneys' fees, of enforcement.

COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

          Employee accepts employment with Employer on the above-terms.

TANNING TECHNOLOGY                          EMPLOYEE
CORPORATION, a Delaware
corporation (Employer)

By: __________________________________      ____________________________________

Printed Name: ________________________      ____________________________________

Title: _______________________________      Date: ______________________________

Date: ________________________________
                                            Address and Phone:
4600 South Syracuse St., Suite 1200         ____________________________________
Denver, CO  80237                           ____________________________________
303-220-9944                                ____________________________________
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EMPLOYEE TERM SHEET

Name of Employee: STEPHEN W. MAHONEY

1. POSITION. Employee is hired as Vice President, Client Services commencing January 15, 2001 and continuing until such employment is terminated. Employee will report to the head of North American Operations.

2. COMPENSATION AND BENEFITS.

      (a) Salary: Employee will receive a semi-monthly base salary of $8,333.34 which is equal to an annual salary of $200,000.00. Employee's salary will be reviewed periodically but not less often than annually and may be increased as appropriate in light of Employee's performance.

      (b) Incentive Plan: Incentive bonus opportunity of $175,000.00 on annualized basis for achieving the stated business objectives including the assigned revenue quota. We will provide you with a guaranteed incentive payment of $5,500.00 per month (paid on a semi-monthly basis through payroll) for the first twelve months of employment. The incentive plan for calendar year 2001 (which will reflect the terms set forth in Exhibit A hereto in all material respects) provides for semi-annual incentive earnings (which, if the targets are met, will exceed the amount of the guarantee) paid in August 2001 for the first half of the calendar year and February 2002 for the second half of the calendar year. There is no cap on the earnings under the revenue components of this incentive plan and there is upside potential for exceeding the stated objectives. A similar incentive plan will be put in place for each year of the employment term based on commercially reasonable business objectives arrived at in consultation with the Employee.

      (c) Stock Options: Employee is eligible to participate in the Tanning Technology Corporation 1999 Stock Option Plan, subject to specified terms for vesting and other qualifications of the Plan, and as set forth in the governing Stock Option Agreement attached to this Term Sheet as Exhibit B and to be executed by Employee.

            All other rights and obligations of the parties relating to the exercise and vesting of the stock options and related matters shall be subject to the terms of the Tanning Technology Corporation 1999 Stock Option Plan.

      (d) Vacation: Employee is eligible for 15 vacation days per calendar year, the use of which is to be chosen in consultation with Employee's supervisors and/or superiors and in consideration of the business needs of Tanning. Employee may carry vacation days over from one calendar year to the next only in accordance with Tanning policy.

      (e) Other Benefits: Employee is eligible to participate in any life insurance, disability, medical, dental, pension, profit sharing and retirement programs as may be made available in Tanning's discretion to Tanning employees of similar seniority or position within Tanning.

      (f) Expenses: The Employee shall receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with the policies and procedures established
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            from time to time by Tanning) in performing services hereunder, provided that the Employee properly accounts therefor in accordance with company policy.

3. FLEXIBLE TERMS. The method and schedule of any payments to Employee may also be changed unilaterally by Employer at any time; provided that such change is imposed on all other similarly situated executive employees of the Employer. Employer is entitled to withhold from any compensatory payments which it makes to Employee under this Agreement or otherwise an amount sufficient to satisfy all Federal, State and local income and employment tax withholding requirements.

4. TERMINATION. The Employee's employment hereunder may be terminated by Employer or the Employee, as applicable, without any breach of this Agreement, under the following circumstances:

      (a) Death. The Employee's employment hereunder shall terminate upon his death.

      (b) Disability. If, as a result of the Employee's incapacity due to physical or mental illness (as determined by a qualified independent physician selected by the company's Board of Directors), the Employee shall have been unable, with reasonable accommodation, to perform the essential functions of his duties and responsibilities hereunder on a full-time basis for either (i) one hundred and twenty
            (120) consecutive calendar days, or (ii) one hundred and eighty
            (180) calendar days within any three hundred and sixty (360) consecutive days.

      (c) Cause. Employer may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, Tanning shall have "Cause" to terminate the Employee's employment hereunder upon:

            (i) The Employee having been convicted of, or having pleaded guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude;

            (ii) Conduct by the Employee that constitutes willful misconduct or gross negligence in the performance of his duties under this Agreement, including willfully failing to follow the lawful instructions of his superiors not in conflict with the Employee's rights under this Agreement (other than any such failure resulting from the Employee's incapacity due to physical or mental illness), provided that the Employee is first provided with written notice of the alleged failure and is afforded a reasonable opportunity to cure the same;

            (iii) Conduct by the Employee that constitutes fraud or dishonesty, or the embezzlement or misappropriation of funds or other property by the Employee; or

            (iv) The breach by the Employee of any of the provisions of this Agreement.

      (d) Termination by the Company Without Cause. Tanning may terminate the Employee's employment at any time without Cause effective upon 2 weeks prior written notice to the Employee.

      (e) Termination by the Employee for Good Reason. The Employee may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the Employee shall have "Good Reason" to terminate his employment hereunder upon:

                  (i) a significant reduction in the job responsibilities of the Employee, or the assignment to Employee of duties inconsistent with his position as Vice President, Client Services, or any material limitation imposed on his authority inconsistent with his position as Vice President, Client Services, whether resulting from a Change of Control or otherwise;

                  (ii) Any requirement that the Employee relocate to a principal place of business outside of Route 495;

                  (iii) any material breach by Tanning of its obligations under this Agreement which is not cured within thirty (30) days after written notice thereof is given by the Employee to the company.

5. SEVERANCE: Notwithstanding anything to the contrary in the Employment Agreement, in the event of termination of employment by Employer without Cause or by the Employee for Good Reason, Employee shall be entitled to a severance payment in an amount equal to six months of Employee's base salary plus the guaranteed incentive payment for such period in effect at the time of termination.

6. CHANGE OF CONTROL DEFINED: "Change of Control" shall mean:

            a merger, liquidation, consolidation or transfer of all or substantially all of the assets of Tanning or any other transaction or series of related transactions, in each case that results in the acquisition by any person or group (other than a person or group that beneficially owns a majority of the aggregate voting power of the capital stock of Tanning immediately prior to any such transaction) of beneficial ownership of securities of Tanning representing a majority of the aggregate voting power of the capital stock of the Tanning (calculated in all cases on a fully diluted basis).

TANNING TECHNOLOGY                        EMPLOYEE
CORPORATION,
a Delaware
corporation (Employer)

By: __________________________________      ____________________________________

Printed Name: Frederick H. Fogel            ____________________________________

Title: Senior Vice President                Date: ______________________________